Exhibit 99.1

For Immediate Release

Contacts:  William R. Gargiulo, Jr.    231.526.1244
                    Donna Felch                     312.595.9742

The Female Health Company Reports
Profit for both Fourth Quarter and Fiscal Year 2006

CHICAGO, Illinois (December 4, 2006) - The Female Health Company (OTC BB: FHCO) today reported financial results for the fourth quarter and full-year of fiscal 2006.

HIGHLIGHTS:

●	4th Qtr. Revenue: $4.4 million up 47% over 4th Qtr. of FY2005

●	FY2006 revenue: $14.8 million up 33% year over year

●	4th Qtr. net income: $52,105 up $189,001 from 4th Qtr. FY2005 loss of ($136,896)

●	FY2006 net income: $120,778 up $1,637,641 from FY2005 loss of ($1,516,863)

●	Cash: $2,065,134 up $290,068 or 16% from FY2005

Quarterly Results: For the fourth fiscal quarter ended September 30, 2006, the Company reported revenue of $4,422,103, as compared with $3,001,321 for the comparable period last year, an increase of $1,420,782 or 47%. The revenue growth resulted from increased demand from the global public sector. Net income attributable to common shareholders was $52,105 or $.00 per diluted share versus a net loss of $(136,896), or $(.01) per diluted share for the three months ended September 30, 2005.

Full Year Results: For the year ended September 30, 2006, the Company reported total revenues of $14,824,242 compared with revenues of $11,161,555 for the prior year, an increase of $3,662,687 or 33%. During fiscal year 2006, the Company sold 19.6 million units, up 41% from fiscal year 2005. Net income attributable to common shareholders for the year ended September 30, 2006 was $120,778 ($.01 per diluted share), an $1,637,641 improvement over the fiscal year 2005 loss of $(1,516,863), or ($(.07) per diluted share).

The Company expects significant quarter to quarter variations due to the timing of large orders and shipment.

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About the Female Health Company.

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC Female Condom®, which is primarily distributed by public health organizations and donor groups in over 90 developing countries around the world. World-wide, the Female Condom is available in various programs in 108 countries. The Company owns certain worldwide rights to the FC Female Condom®, including patents that have been issued in the United States, United Kingdom, Japan, France, Italy, Germany, Spain, the European Patent Convention, the People's Republic of China, Canada, South Korea and Australia. FC Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy.

“Safe Harbor” statement under the Private Securities Litigation Reform Action of 1995: The statements in this release which are not historical fact are forward-looking statements based upon the Company’s current plan and strategies, and reflect the Company’s current assessment of the risks and uncertainties related to its business, including such things as product demand and market acceptance; the economic and business environment and the impact of government pressures; currency risks; capacity; efficiency and supply constraints; and other risks detailed in the Company’s press releases, shareholder communication and Securities and Exchange Commission filings. Actual events affecting the Company and the impact of such events on the Company’s operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at www.femalehealth.com and www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.

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THE FEMALE HEALTH COMPANY
Unaudited Condensed Consolidated Balance Sheet

	September 30,	September 30,
	2006	2005
Cash	$1,827,393	$1,775,066
Restricted cash	237,741	-
Accounts receivable, net	3,160,801	2,040,476
Inventory	1,011,672	883,709
Prepaid and other current assets	582,457	344,383
Total current assets	6,820,064	5,043,634

Other non-current assets	187,940	277,368
Net property, plant & equipment	437,766	358,149
TOTAL ASSETS	$7,445,770	$5,679,151

Accounts payable	$599,022	$559,414
Accrued expenses	970,439	664,709
Preferred dividends payable	11,210	11,201
Total current liabilities	1,580,671	1,235,324

Deferred gain on sale of facility	1,092,775	1,134,003
Total liabilities	2,673,446	2,369,327

Total stockholders' equity	4,772,324	3,309,824
TOTAL LIABILITIES AND EQUITY	$7,445,770	$5,679,151

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THE FEMALE HEALTH COMPANY
Unaudited Condensed Consolidated Income Statements

	For the 3 Months Ended		For the 12 Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
NET REVENUES	$4,422,103	$3,001,321	$14,824,242	$11,161,555

GROSS PROFIT	1,513,908	1,235,411	5,489,409	4,043,833

Advertising and promotion	60,237	77,418	218,500	123,103
Selling, general & administrative	1,276,759	1,185,800	4,819,678	4,958,208
Research and development	95,360	72,598	210,876	273,776
Total Operating Expenses	1,432,356	1,335,816	5,249,054	5,355,087
OPERATING INCOME (LOSS)	81,552	(100,405)	240,355	(1,311,254)

Interest, net and other expense	(11,196)	(4,153)	(41,671)	44,402
Pretax income (loss)	92,748	(96,252)	282,026	(1,355,656)

Income taxes	-	-	-	-
NET INCOME (LOSS)	92,748	(96,252)	282,026	(1,355,656)

Preferred dividends	40,643	40,644	161,248	161,207

NET INCOME (LOSS) ATTRIBUTABLE TO
COMMON STOCKHOLDERS	$52,105	$(136,896)	$120,778	$(1,516,863)

BASIC AND DILUTED NET INCOME
(LOSS) PER COMMON SHARE	$0.00	$(0.01)	$0.01	$(0.07)

Weighted avg. common shares -
Basic and Diluted	24,285,630	23,468,080	23,948,729	23,094,868

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